                                                                    EXHIBIT 99.1

Budget Rent a Car Corporation
World Headquarters


BUDGET                                                             News Release


CONTACT:           Scott White                        For Immediate Release
                   Executive Vice President,
                   Corporate Development
                   Budget Group, Inc.
                   630/955-7600

                   BUDGET GROUP LOWERS EARNINGS EXPECTATIONS
                          FOR FOURTH QUARTER AND 1999

DAYTONA BEACH, FL, NOVEMBER 23, 1998 -- Budget Group, Inc. (NYSE:BD) today announced that its fourth quarter earnings will fall below expected levels and analysts' consensus estimates. The company anticipates a net loss for the quarter prior to restructuring and one-time items to be between $32 million and $36 million, or a loss of 88 cents to 99 cents per share, based on 36.5 million basic shares outstanding. In addition, the company is taking cost reduction actions which are expected to result in after tax restructuring and non-recurring item charges of approximately $20 million, or approximately 55 cents per share, in the fourth quarter. For full year 1998, earnings excluding one-time and extraordinary items are expected to be between $1.02 and $1.13 per share, based on 34.5 million diluted shares outstanding.

         The company's Budget Rent a Car (BRAC) subsidiary is facing lower than expected earnings as a result of costs associated with its continuing efforts to improve operations, less than expected same-market transaction growth and higher operating expenses related to the rollout of new marketing and service initiatives. Operating margins are lower while business begins to build at new BRAC locations and as recently acquired franchise operations are integrated into corporate operations. Earlier this month, BRAC restructured its field sales organization to eliminate redundancies, step up its commercial sales effort and re-enter the tour business. In addition, BRAC is moving its credit card processing to the company's financial services center in Orlando.



                                    - more -

Budget Group 4Q98 Expectations - page 2


         European BRAC operations have been adversely impacted by the loss of revenues and royalty fees from BRAC's former franchisee in Germany, Sixt AG, since BRAC ceased delivery of reservations to Sixt in October. Efforts to rebuild the Budget system in Germany are under way, and the company anticipates incurring start-up costs associated with opening corporate locations in key German markets during the fourth quarter.

         Earnings at Budget Car Sales have been negatively impacted by rapid store growth. The company has slowed expansion plans for Budget Car Sales locations to allow management to focus on improving the performance of locations that have not been able to meet its car sales business model.

         Due to delays in development of a new point-of-sale system, Ryder TRS is incurring additional costs of approximately $5 million in the fourth quarter to maintain its current system provided and supported by Ryder Systems, Inc. The new system will be brought on-line during the first quarter of 1999. Management continues to take actions to consolidate Budget One-Way Truck operations from Dallas to Ryder TRS in Denver.

         Results for the fourth quarter and full year 1998 are expected to be announced in late February of 1999.

         The company preliminarily anticipates 1999 diluted earnings per share to be between $1.80 and $2.00. These estimates could be affected by risk factors that have been described in the company's SEC filings, as described below, and could be further negatively impacted depending on the outcome of the dispute between BRAC and its terminated German licensee.

         Sandy Miller, Budget Group Chairman and CEO said, "We are continuing to progress in our efforts to improve the operations of our Budget Rent a Car subsidiary and to consolidate functions among Budget Group companies. We remain committed to delivering earnings growth for our shareholders and are taking the necessary steps to improve the profitability of our operating divisions and build on the strengths of our great Budget and Ryder brands."



                                    - more -

Budget Group 4Q98 Expectations - page 3


         Budget Group, Inc. is a global network of vehicle rental and sales companies operating in three principal segments: Car Rental, Truck Rental and Car Sales. In Car Rental, Budget Group, through subsidiary companies and their franchisees, operates Budget Rent a Car Corporation, the world's third largest car and truck rental system, and Premier Car Rental, the nation's third largest company serving the insurance replacement market. The company also operates Van Pool Services, the U.S. leader in commuter van pooling services, and Budget Airport Parking, a system of airport parking units located adjacent to Budget Rent a Car facilities in select locations. In Truck Rental, Budget Group operates Ryder TRS, the nation's second largest consumer truck rental company; Budget Truck Rental, the third largest consumer truck rental company; and Cruise America, the largest recreational vehicle rental and sales company in North America. In Car Sales, Budget Group operates Budget Car Sales, one of the leading independent retailers of late model vehicles in the U.S. with both new and used car dealerships.

         Statements made in this press release that are not historical in nature may include "forward-looking statements" within the meaning of the federal securities laws. It is important to note that these statements involve a number of risks, uncertainties and other factors that could cause Budget Group, Inc.'s actual results to differ materially from those projected in such forward-looking statements. Additional information concerning such matters is contained in the Company's Annual Report on Form 10-K for the year ended December 31, 1997, and other documents subsequently filed by the Company with the SEC, all of which are available from the SEC.


                                      ###